EXHIBIT 8(t)(2)

SCHEDULE A REVISION 2-1-2018 (VANGUARD)

SCHEDULE A

TO

PARTICIPATION AGREEMENT

BETWEEN

VANGUARD VARIABLE INSURANCE FUND,

THE VANGUARD GROUP, INC., VANGUARD

MARKETING CORPORATION AND

TRANSAMERICA PREMIER LIFE INSURANCE

COMPANY DATED

MAY 1, 2002

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS AND PORTFOLIOS

Revised February 1, 2018

Name of Separate Account	Contract(s) Funded by Separate Account	Portfolios
Separate Account VA CC	Advisor’s EdgeSM Variable Annuity Advisor’s Edge SelectSM Variable Annuity	Equity Index Portfolio International Portfolio Mid-Cap Index Portfolio Real Estate Index Portfolio Short-Term Investment-Grade Portfolio Total Bond Market Index Portfolio

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